Exhibit 21.1

                             Subsidiaries of Secured Services, Inc.

SSI Operating Corp., a Delaware corporation.
SSI Minnesota Corp., a Minnesota corporation.
Secured Services Canada, Inc., an Ontario, Canada corporation.